Exhibit 10.20

SERVICE AGREEMENT

BETWEEN

(1)                                                   MONTPELIER UNDERWRITING SERVICES LIMITED;

(2)                                                   SPECTRUM SYNDICATE MANAGEMENT LIMITED; and

(3)                                                   RICHARD MICHAEL MAGUIRE CHATTOCK

Kemp Little LLP

Cheapside House

138 Cheapside

London

EC2V 6BJ

Tel: 020 7600 8080

This Service Agreement is made on the 1st day of August 2007

BETWEEN

(1)                                MONTPELIER UNDERWRITING SERVICES LIMITED of 2nd Floor, Alexander Forbes House, 6 Bevis Marks, London, EC3A 7HL (“Montpelier”); and

(2)                                SPECTRUM SYNDICATE MANAGEMENT LIMITED of 2nd Floor, Alexander Forbes House, 6 Bevis Marks, London, EC3A 7HL (“Spectrum”); and

(3)                                 RICHARD MICHAEL MAGUIRE CHATTOCK of 1 Townfield Road, Dorking, Surrey, RH4 2GX, England (the “Employee”)

RECITALS

(A)                              In order to satisfy certain regulatory requirements and to enable the Employee to participate in certain benefit plans and arrangements in place from time to time, the Employee will be employed by both Montpelier and Spectrum on a joint basis as an Active Underwriter in respect of the Business (albeit in respect of a single employment relationship), which parties shall be referred to as the “Employer” for the purposes of this Agreement.

(B)                              The Employee will carry out the instructions of, and act in the best interests of, both Montpelier and Spectrum, which parties shall be jointly and severally liable in respect of all employment-related liabilities and obligations arising in connection with the Employee’s employment hereunder.  For the avoidance of doubt, the division of costs and responsibilities between Montpelier and Spectrum shall be governed by a separate agreement.

DEFINITIONS

In this Agreement, the following expressions shall have the following meanings:-

1.1                               “Employer Committee” means such persons as may be identified as Employer Committee members for the purpose of this Agreement and approved in writing by both Montpelier and Spectrum;

1.2                               “Business” means the business and activities of Syndicate 5151 approved for trading by Lloyd’s effective 1 July 2007;

1.3                               “Confidential Information” means information which belongs to the Employer or any company in the Group and which is secret, obviously confidential or stated to be confidential including, but not limited to:

1.3.1                     lists and/or details of clients and/or customers of the Employer and/or any company in the Group; and/or

1.3.2                     information relating to the services and products offered by the Employer and other companies in the Group, including but not limited to price lists and contract terms, processes, formulae, and working methods; and/or

1.3.3                     inventions, applications and/or intellectual property used, owned or employed by the Employer and/or any company in the Group, in or for the purpose of any of their respective businesses; and /or

1.3.4                     information relating to the business, affairs, and finances of the Employer and of the Group; and/or and any information and/or data which the Employer or any company in the Group is obliged to keep confidential as a consequence of its dealings with their clients and/or any other third party;

“Group” means each and every company and/or corporation in any jurisdiction: (a) which from time to time is a subsidiary or a holding company of Montpelier and/or Spectrum; (b) which from time to time is a subsidiary of such holding company (excluding Montpelier and Spectrum); and (c) over which the Montpelier or Spectrum or its or their holding company has control within the meaning of Section 416 of the Income and Corporation Taxes Act 1988 (and where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 736 of the Companies Act 1985); and

“Parties” means the Employee, Montpelier and Spectrum.

2.                                      ROLE AND DUTIES

2.1                               The Employee is employed as Active Underwriter for the Business.

2.2                               The Employee’s main duties will be to perform such duties and exercise such powers in relation to the Business as may from time to time reasonably be assigned to or vested in him by the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee).  The Employer reserves the right to assign to the Employee at any time duties of a different nature (including work for the Group) or to substitute any other company in the Group as the sole employing entity (without payment of any form of compensation) provided that those duties are consistent with the role being undertaken at the time.

2.3                               The Employee will:

2.3.1                     devote the whole of his time, attention and skill to his duties; and

2.3.2                     perform his duties and exercise his powers properly and with all necessary skill and care at all times; and

2.3.3                     comply with instructions from the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee), and observe such rules, policies and procedures that may apply to the Employee from time to time; and

2.3.4                     accept and/or resign all offices and directorships as required by the Employer; and

2.3.5                     keep the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee)  fully informed as to the business and affairs of the Business and any company in the Group for which assigned duties have been assigned under Clause 2.2, promptly and, if requested, in writing.

3.                                      PERIOD OF EMPLOYMENT AND NOTICE ENTITLEMENT

3.1                               The Employee’s employment with the Employer under this Agreement commenced on 1 July 2007 (“Commencement Date”). The Employee agrees with Montpelier (on behalf of Montpelier Reinsurance Ltd.) that his employment by Montepelier Reinsurance Ltd. terminated by mutual consent (and without any claim for compensation) with effect from 0:01 a.m. on the Commencement Date, although his continuous employment (which commenced on 6 March 2002) shall not be broken by virtue of such termination for statutory purposes or otherwise.

3.2                               Subject to earlier termination as provided for in this Agreement, the Employee’s employment shall continue until terminated by either Montpelier or Spectrum giving the Employee not less than twelve (12) months’ written notice or the Employee giving either Montpelier or Spectrum six (6) months’ written notice. For the avoidance of doubt, if notice has been given by either Montpelier or Spectrum under this Clause 3.2, it shall be deemed to have been given on behalf of both parties. By the same token, if notice is given by the Employee to either Montpelier or Spectrum, it shall be deemed to have been given to both such parties.

3.3                               The Employer may, but is not obliged to, pay salary in lieu of any notice period or the balance of any notice period specified in Clause 3.2, whereupon entitlement to any other benefits shall immediately cease.  Whilst the Employee shall have no entitlement to such a payment, any such payment shall be paid either in one lump sum or periodically, at the Employer’s option, and all payments will be subject to such deductions as the Employer is required by law to make. Where payments are made periodically any further entitlement will cease or be reduced on the date on which the Employee commences alternative employment. Where payments are reduced they will be reduced by the amount which the Employee receives from his new employer in respect of the same period.

4.                                      SALARY

4.1                               The Employee’s basic salary will be £300,000 per annum.  This will normally be reviewed in January every year and the Employer may in its discretion, but is not obliged to, increase it by such amount as it considers appropriate.

4.2                               Payment of basic salary will be made in equal monthly instalments in arrears on or around the 16th day of each month by credit transfer into the Employee’s nominated bank account, after deduction of all appropriate amounts in respect of any taxation or other deduction required by law or otherwise authorised by the Employee.

4.3                               The salary referred to in Clause 4.1 above is inclusive of any director’s fees payable as a result of any directorship which the Employee holds by virtue of this Agreement.

4.4                               The Employer reserves the right and the Employee hereby consents to the Employer, at any time, including on termination of employment, and without prior notice, deducting any sums due from the Employee to the Employer, including, but not limited to, any cancelled or overdue loan repayments, or overpayments of salary or other benefits.

4.5                               The Employer will assist the Employee with any necessary tax filings which may be made by him and Montpelier and/or Spectrum in respect of his salary and benefits, including any incentive compensation payable by the Employer.  However, the Employee will be ultimately responsible for the payment of any and all current and future taxes due to any applicable UK taxing authorities in respect of such compensation to the extent such taxes have not already been deducted as part of the Employer’s normal payroll process.

5.                                      BONUS AND LONG TERM INCENTIVE PLAN ARRANGEMENTS

Details of any eligibility to participate in a bonus and long term incentive plan arrangement will be notified to the Employee separately.

6.                                      BENEFITS

6.1                               Insured Benefits

6.1.1                     The Employer provides life assurance cover, with a lump sum benefit equal to four times the Employee’s annual basic salary.

6.1.2                     The Employer shall establish a PHI scheme to provide benefits on sickness or disability for all eligible employees.  The scheme will be administered by the Employer in accordance with the formal rules of the PHI scheme in force from time to time.  The costs of the scheme will be paid for by the Employer.

6.1.3                     The Employee, and his spouse and children, will be covered under the Employer’s private medical and dental expenses insurance scheme, with coverage for the children whilst they are in full-time education. The costs of the scheme will be paid for by the Employer.

6.1.4                     Actual participation in any of the insured benefits will be subject to the terms and conditions of any such individual plans, as amended from time to time.  In the event that the Employee is not eligible or becomes ineligible to participate in any individual plan for any reason, including dismissal, the Employee will not be entitled to be provided with an alternative plan or cash equivalent or compensation of any kind.

6.1.5                     The Employer reserves the right to withdraw any or all of the individual benefit plans and/or to substitute or to add other plans and/or to vary the plan provider and/or the level of benefits available under any plan at any time and in its absolute discretion, without reference to the Employee.

6.2                               Severance Plan

With effect from 23 May 2007, the Employee has been designated as an eligible participant in the Montpelier Re Holdings Ltd. Severance Plan as a Group B Executive as defined therein. Any payments made under the plan shall be deemed to include any entitlement to notice pay and bonus entitlement which may otherwise be due to the Employee.

6.3                               Pension

6.3.1                     The Employer operates a nominated Group Pension Scheme to which the Employee may contribute.  This scheme is contracted out of the State Earnings Related Pension Scheme.

6.3.2                     The Employer shall pay contributions of 10% of the Employee’s annual basic salary into the scheme, less all appropriate amounts in respect of tax and other deductions required by law.

6.3.3                     The Employer reserves the right to terminate or substitute another pension scheme for the scheme referred to in Clause 6.3.1 without reference to the Employee.

6.4                               Leave

6.4.1                     Holidays

(a)                                 The Employee is entitled to twenty-five (25) days’ paid holiday per holiday year (in addition to bank and other public holidays).

(b)                                 The Employer’s holiday year runs from 1 January to 31 December.  Holiday can only be taken at times agreed in advance with Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee) and the Employee may not take more than 10 days’ paid holiday at a time.

(c)                                  Save with the prior written consent of the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee) , holiday may not be carried forward from one year to another except in the circumstances identified in Clause 6.4(d) below.

(d)                                 In the holiday year in which the Employee’s employment commences, the Employee’s entitlement will be twenty-five (25) days (in addition to bank and other public holidays) pro rated from the Commencement Date. In the holiday year in which the Employee’s terminates, his entitlement to holiday shall accrue at the rate of one-twelfth (1/12th) of his annual entitlement for each full month of service in that holiday year. If the Employee has taken holiday in excess of his entitlement on termination of this Agreement, the Employer will, and the Employee hereby authorises them to, make an appropriate deduction from any payments due to the Employee.

(e)                                  For the purposes of this Clause 6.4, a day’s holiday pay is:

annual basic salary as referred to in Clause 4.1

number of working days in the relevant twelve (12)-month period

6.4.2                     Statutory leave

The Employer will honour all leave entitlements, including for maternity, paternity, adoption and parental leave, as well as leave for family emergencies, in accordance with the relevant statutory schemes in force from time to time.

6.5                               Expenses

6.5.1                     The Employer will refund to the Employee all reasonable and properly incurred expenses relating to travel, subsistence and entertainment undertaken for the purposes of performing his duties under this Agreement provided that the Employee complies with the current expenses policy identified by the Employer Committee.

6.5.2                     The Employer reserves the right to vary its expenses policy at any time without reference to the Employee.

6.6                               Other Benefits

Any other benefits provided to the Employee are at the Employer’s absolute discretion and may be withdrawn at any time and for any reason and the Employer shall not be liable to substitute other benefits for or provide any compensation in lieu of any such benefit(s).

7.                                      LOCATION

7.1                               The Employee will be based at Spectrum’s offices at 2nd Floor, Alexander Forbes House, 6 Bevis Marks, London, EC3A 7HL, or such other place in central London as the Employer shall from time to time require.

7.2                               The Employee may be required to travel both throughout and outside the United Kingdom as necessary to fulfil his duties under this Agreement.

7.3                               The Employer will reimburse the Employee for the reasonable cost of shipping all household and personal items (belonging to him and his immediate family members) from his residence in Bermuda to the UK, for any payments incurred by giving notice to his childrens’ schooling, his housekeeper and his housing in Bermuda, and for the cost of temporary hotel accommodation in Bermuda.  All requests by the Employee for reimbursement pursuant to this Clause 7.3 shall be subject to submission of proper vouchers/receipts and approval by Montpelier’s Chief Executive or Chief Operating Officer.

7.4                               The Employee acknowledges that any payments he receives pursuant to Clause 7.3 above, or any goods or services provided for him in reloating to the UK, will be treated as part of his earnings for tax and national insurance contributions. However the parties’ current understanding of the H.M Revenue and Customs taxation of relocation packages is that the first £8,000 of such payments will be exempt from tax and national insurance contributions as long as certain conditions are met. Subject to the maximum amount specified in Clause 7.3 above, the Employer will reimburse the Employee for any tax and national insurance contributions incurred by him on non-qualifying relocating expenses, and expenses over the tax free limit.

8.                                      HOURS OF WORK

8.1                               The Employee’s normal hours of work will be 9:00 a.m. to 5:00 p.m. Monday to Friday with a lunch break of one hour each day.

8.2                               The Employee will be expected to work such additional hours as may be necessary for the proper performance of his duties.  Payment will not be made in respect of any overtime, except in exceptional circumstances and with the prior agreement of a director.

8.3                               The Employee is regarded as a Managing Executive for the purposes of Regulation 20(1) of the Working Time Regulations 1998.

9.                                      SICKNESS

9.1                               In the event of sickness, the Employee must comply with the sickness absence policy identified by the Employer Committee, as amended from time to time.

9.2                               Provided the Employee has complied with all relevant requirements as set out in the Employer’s sickness absence policy, he will be entitled to receive his normal salary and benefits during any period or periods of absence up to a total of 5 days in any period of twelve (12) consecutive months (“Employer Sick Pay”).  All payments received in accordance with this Clause 9.2 will be inclusive of any entitlement to Statutory Sick Pay (“SSP”).

9.3                               Any further payments will be discretionary except that during any periods of sickness absence when Employer Sick Pay is not paid, the Employee will be paid the balance of any SSP entitlement in accordance with the legislation and regulations from time to time in force.

9.4                               If the Employee is absent from work due to illness or injury caused by the fault of a third party from whom the Employee recovers compensation in respect of lost earnings then he will repay to the Employer any Employer Sick Pay he has received in accordance with Clause 9.2, or the amount of compensation received, whichever is the lower amount.

9.5                               The Employer may, at any time, require the Employee to undergo a medical examination by a practitioner nominated by the Employer and the Employee hereby consents to a written report of the examination being disclosed to such appropriate person as may be authorised by the Employer for this purpose

10.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

10.1                        If the Employee wishes to appeal against any disciplinary decision taken or raise a grievance in relation to his employment he should notify the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee) in writing, and in the case of an appeal against disciplinary action this should be done within seven (7) days of being notified of the decision.

11.                               CONFIDENTIAL INFORMATION

11.1                        The Employee will not at any time while employed by the Employer use or disclose any confidential information or trade secrets belonging to any former employers or other organizations with whom he is or has been connected, without first obtaining their written consent to use such information.

11.2                        During the course of his employment, the Employee will become aware of Confidential Information, which must not be disclosed without the Employer Committee’s prior written consent.

11.3                        The Employee agrees that he will not, either during or after the termination of his employment, make use of, disclose, or publish any of the Confidential Information (except in the proper performance of his duties or with the prior written consent of the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee) and shall use all reasonable endeavours to prevent the publication, disclosure or use of any of the Confidential Information whether or not it was originated by him or disclosed to him intentionally or unintentionally by the Employer or any company in the Group, in the course of his employment or otherwise, and whether or not he was authorised to receive it.

11.4                        Except so far as may be necessary for the purposes of his duties, the Employee will not, without the prior written consent of the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee), retain or make any originals or copies of any document or material (including facsimiles, letters, reports, agreements, programs, magnetic or other software storage media or other documents or data of whatever nature) containing any of the Confidential Information.  If, on the termination of his employment, or at any time while he is employed, the Employee is in possession of any originals or copies of such documents media or data, he will deliver the same to the Employer immediately on demand.

11.5                        A breach of this Clause 11 during employment will be regarded as gross misconduct, the likely consequence of which, after an appropriate disciplinary process has been followed, will be summary dismissal.

11.6                        The restrictions in this Clause 11 shall continue to apply after the termination of the Employee’s employment without limit in point of time, but shall cease to apply to information which has ceased to be confidential or which may have come into the public domain otherwise than through unauthorised disclosure by the Employee or by a person firm or company with whom the Employee is connected in any way, and shall not apply to information which the Employee is required by law to disclose to a court or regulatory authority.

12.                               POST TERMINATION RESTRICTIONS

12.1                        For the purposes of this Clause 12, the following words shall have the following meanings:-

12.1.1              “Protected Client” means any person, firm, company or other organisation to whom the Employer or any Relevant Group Company has, in the twelve (12)-month period up to and including the Relevant Date, provided Protected Existing Business, and with whom the Employee had material contact or dealings during that period;

12.1.2              “Protected Prospective Client” means any person, firm, company or other organisation with whom the Employer or any Relevant Group Company, in the twelve (12)-month period up to and including the Relevant Date, has had serious discussions and/or negotiations with a view to the provision of Protected Existing Business or Protected New Business, and with whom the Employee had material contact or dealings during that period;

12.1.3              “Protected Existing Business” means products and/or services provided by the Employer or a Relevant Group Company (including but not limited to insurance/reinsurance coverage, protections or policies in whatever form, insurance/reinsurance modelling, pricing, investment, advisory, marketing or related services) and with which the Employee was directly concerned or connected in the twelve (12)-month period up to and including the Relevant Date;

12.1.4              “Protected New Business” means products and/or services which the Employer or a Relevant Group Company plans to provide within twelve (12) months following the Relevant Date and with which the Employee was directly concerned or connected in the twelve month period up to and including the Relevant Date;

12.1.5              “Protected Person” means an employee, director, consultant or contractor of the Employer or any Relevant Group Company who worked regularly with the Employee in the twelve (12) months prior to the Relevant Date and who

(a)                                 has significant knowledge of, regular contact with, or influence over the clients of; and/or

(b)                                 has detailed knowledge of any Confidential Information belonging to; and/or

(c)                                  would otherwise be a significant loss to the business of the Employer or any Relevant Group Company;

12.1.6              “Relevant Date” means the date on which the Employee starts a period of garden leave in accordance with Clause 15 or the date on which his employment terminates, whichever is the earlier;

12.1.7              “Relevant Group Company” means any company in the Group for whom the Employee has performed services or for which he has had managerial responsibility in accordance with the terms of this Agreement;

12.1.8              “Restricted Period” means:-

(a)                                 in relation to Clause 12.2.1, six (6) months from the Relevant Date; and

(b)                                 in relation to Clauses 12.2.2 and 12.2.3, twelve (12) months from the Relevant Date; and

(c)                                  in relation to Clauses 12.2.4 and in 12.2.5, twelve (12) months from the Relevant Date; and

(d)                                 in relation to Clause 12.2.6, twelve (12) months from the Relevant Date;

12.1.9              “Restricted Territory” means the United Kingdom, Bermuda and any other geographical region for which the Employee has had managerial responsibility for the Employer or any Relevant Group Company during the twelve (12)-month period up to and including the Relevant Date.

12.2                        The Employee agrees that he will not, during the Restricted Period, whether directly or indirectly and whether on his own behalf or for any other person, firm, company or other organization, in order to compete or to try to compete with the Protected Existing Business or the Protected New Business:

12.2.1              work anywhere in the Restricted Territory, in any capacity for such person, firm, company or other organisation in the same or any other role which would materially assist such person, firm, company or other organisation to so compete, provided that as at the Relevant Date the relevant competitor is still in competition with the Employer or any Relevant Group Company in relation to the Protected Existing Business and/or Protected New Business; or

12.2.2              canvass, solicit or approach or cause to be canvassed, solicited or approached any Clients or Protected Prospective Clients; or

12.2.3              deal or do business with any Clients or Protected Prospective Clients; or

12.2.4              solicit or entice or endeavour to solicit or entice away from the Employer or any Relevant Group Company, any Protected Person; or

12.2.5              knowingly employ, or aid or assist in or procure the employment of, a Protected Person by any other person, firm, company or other organisation; or

12.2.6              interfere with or attempt to interfere with the business relations subsisting between the Employer or any Relevant Group Company and any person, firm, company or other organisation which is a client, customer, supplier, agent or distributor of or for the Employer or any Relevant Group Company.

12.3                        The Employer and the Employee acknowledge that the duration, extent and application of each of the restrictions contained in each part of sub-clause 12.2 is reasonable, and is no greater than is necessary to protect the goodwill, trade secrets, trade connections and Confidential Information of the Employer and any Relevant Group Company for whom the Employee has carried out duties.

12.4                        The Employee agrees that he will, upon reasonable notice having been given to him during the term of this Agreement and for three (3) years after the termination of his employment, provide the Employer with such reasonable assistance as may be required by the Employer in connection with any litigation in which it or any company in the Group is, or may become, a party.  The Employer will reimburse the Employee for all reasonable out of pocket expenses incurred by him in providing such information and assistance.

12.5                        Each of the covenants and obligations set out in each part of this Clause 12 shall be deemed to be separate and severable and enforceable by the Employer accordingly.  In the event that any of the restrictions shall be held void, but would be enforceable if part of the wording was deleted, the parties agree that such restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

12.6                        The Employee will provide any prospective employer with whom he has discussions during the Restricted Period, with a copy of the restrictions set out in this Clause 12.

12.7                        Nothing in this Clause 12 shall prevent the Employee from holding shares or securities in any company which is quoted listed or otherwise dealt in on any recognized investment exchange or securities market, provided that any such holding shall not exceed 5% of the total shares or other securities in such company.

13.                               INTELLECTUAL PROPERTY RIGHTS IN WORK PRODUCTS

13.1                        Subject to the Patent Acts 1977 and the Copyright, Design and Patents Act 1988, any invention, design or copyright work made by the Employee during the course of his employment by the Employer whether or not in the course of his duties and whether for the Employer or a member of the Group shall be the exclusive property of the Employer and the Employee undertakes at the expense of the Employer to execute any formal and additional assignment require by the Employer to vest or confirm the vesting in it or its nominee of all rights in any such invention, design or copyright work.

14.                               OUTSIDE INTERESTS

14.1                        The Employee shall disclose promptly and in writing to the Employer Committee (or such person as may be duly authorised for such purpose by the Employer

Committee) all interests he has or at any time in future he may acquire in any business, firm or undertaking other than in the Employer or any Group Company, including but not limited to any shareholdings and directorships, other than those permitted by Clause 14.2.

14.2                        During his employment under this Agreement, the Employee may not be directly or indirectly concerned, engaged or interested in any business or activity which is substantially similar to or competes with any business or activity carried on by the Employer (including in particular the Business) or any company in the Group, except that the Employee may hold shares or securities in any company which is quoted listed or otherwise dealt in on any recognized investment exchange or securities market, provided that any such holding shall not exceed 5% of the total shares or other securities in such company.

15.                               SUSPENSION OF DUTIES/GARDEN LEAVE

15.1                        The Employer has the right at any time (including during a period of notice as specified in Clauses 3.1 or 3.2 above) to suspend all or any duties assigned under Clause 2 for such period and on such terms as it considers appropriate, including a requirement that the Employee will not attend at the Employer’s premises or make contact with any employees or clients or customers or suppliers of the Employer or the Group.

15.2                        Any suspension permitted by Clause 15.1 shall be on the basis that the Employer continues to pay the Employee’s salary and continues any benefits to which he is entitled for the duration of the period of the suspension.

16.                               TERMINATION

16.1                        The Employer may, by written notice, terminate the Employee’s employment immediately if the Employee:

16.1.1              has not performed his duties under this Agreement to the standard required by the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee); or

16.1.2              commits a serious breach or persistently breaches his obligations under this Agreement; or

16.1.3              fails to comply with a lawful instruction given to him by the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee); or

16.1.4              commits an act of gross misconduct or conducts himself in such a way, whether in connection with his employment under this Agreement or otherwise, which may, in the opinion of the Employer Committee (or such person as may be duly authorised for such purpose by the Employer Committee), be harmful to the interests or reputation of the Employer, the Business or the Group; or

16.1.5              is convicted of a criminal offence, other than a motoring offence which does not result in imprisonment or

16.1.6              becomes of unsound mind, is made bankrupt or otherwise insolvent, or is disqualified from being a director of a company; or

16.1.7              resigns as a director of the Employer or any company in the Group other than at the request of the relevant company; or

16.1.8              is unable to perform his duties of employment for a period or periods exceeding one hundred eighty (180) days in aggregate per annum as a result of sickness or injury; or

16.1.9              is guilty of a breach of the rules or regulations as amended from time to time of the FSA, Lloyd’s of London, or any other regulatory authorities relevant to the Employer or any code of practice issued by the Employer (as amended from time to time); or

16.1.10       becomes subject to the suspension or revocation of his Lloyd’s Individual Registration and/or his status as an Approved Person under the rules of the FSA.

16.2                        The Employee will not be entitled to damages or any other remedy from the Employer in the event that his employment is terminated in accordance with Clause 16.1.

16.3                        For the avoidance of doubt, if the Employee’s employment is terminated whether by Montpelier or Spectrum (or the Employee), this shall automatically end the employment relationship between the parties.

16.4                        On the termination of his employment under this Agreement for whatever reason and whether or not the Employee has received notice in accordance with Clause 3.1 or 3.2, the Employee will immediately resign any directorship he holds in any company in the Group and he hereby irrevocably appoints Montpelier to be his attorney to execute any document or do anything in his name and on his behalf to effect such resignation if he fails to do so in accordance with this Clause 16.4, and a certificate in writing signed by a director or the company secretary stating that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case as far as any third party is concerned.

17.                               DATA PROTECTION

The Employee agrees to the Employer processing personal data (including sensitive personal data) which relates to and/or identifies him, for the purposes of administering this Agreement, reviewing the Employee’s performance, maintaining appropriate employee records, providing references in relation to the Employee, and managing its business.  In particular, the Employee, by signing this Agreement, consents to the transfer of such data at any time both outside the EEA and/or to potential purchasers of or contractors for all or part of its business, or to third parties who administer the Employer’s payroll or benefits schemes.

18.                               RIGHTS ON RECONSTRUCTION OR AMALGAMATION

18.1                        The Employee shall have no claim against the Employer if his employment is terminated by virtue of the liquidation of Montpelier or Spectrum for the purposes of reconstruction, amalgamation or restructuring and the Employee is offered employment with any company resulting from the reconstruction, amalgamation or restructuring on terms and conditions which are no less favourable than those set out in the Agreement.

18.2                        The Employee also agrees that Spectrum may withdraw as one of the joint employers, thus leaving Montpelier as the single employer in respect of the Employee’s employment hereunder. The Employee agrees that he shall not be entitled to any compensation in respect of any such withdrawal and that thereafter Montpelier shall be solely liable under the terms of this Agreement and that any references to Employer shall be deemed to be a reference to Montpelier.

19.                               GENERAL

19.1                        The Employee acknowledges that, whilst he may be jointly employed by Montpelier and Spectrum, this Agreement and his employment hereunder comprises a single employment relationship. In the event that the Employee has a claim arising under the terms of this Agreement, both Montpelier and Spectrum shall be jointly and severably liable in respect of any such claim. However, the Employee accepts that he shall be precluded from obtaining double recovery in respect of any such claim.

19.2                        The Employee also acknowledges that to the extent that remuneration, a benefit or other arrangement is referred to in this Agreement, the obligations of both Montpelier and Spectrum shall be deemed to be discharged by either Montpelier or Spectrum discharging such obligation.

19.3                        The headings in this Agreement are for convenience only, and to the extent that they may be inconsistent with the meaning of any of the provisions of this Agreement, do not constitute part of the Agreement between the Parties.

19.4                        References in this Agreement to a clause or clauses are references to clauses in this Agreement.

19.5                        This Agreement constitutes the entire agreement between the Parties regarding the Employee’s employment and supersedes any previous agreements between them, whether oral or in writing.

19.6                        This Agreement can only be amended by written agreement signed by all Parties.

19.7                        Any notices served in accordance with the terms of this Agreement must be given in writing and must be delivered or posted to the address specified in this Agreement or as amended from time to time in accordance with the terms of this Agreement. If posted it will be deemed to have been delivered two working days after posting.

19.8                        Any delay in enforcing rights under this Agreement by any Party does not constitute a waiver of those rights.

19.9                        Any waiver of rights under this Agreement will only be effective if it is in writing signed by the Party waiving their rights. Any such waiver will not constitute a waiver of any other term of this Agreement nor will it be effective in respect of a subsequent breach of the same term of this Agreement.

19.10                 This Agreement shall be governed and interpreted in accordance with English law and the Parties hereby submit to the exclusive jurisdiction of the English Courts.

Executed as a Deed by MONTPELIER UNDERWRITING SERVICES LIMITED acting by

Director	/s/ Thomas G.S. Busher

Director/Secretary

/s/ Spectrum Syndicate Management Limited

Executed as a Deed by SPECTRUM SYNDICATE MANAGEMENT LIMITED acting by

/s/ Spectrum Syndicate Management Limited

Executed as a Deed by the Employee

/s/ Richard M.M. Chattock